Exhibit 99.1

PRESS RELEASE

PacWest Bancorp

(NASDAQ: PACW)

Contact:	Victor R. Santoro Executive Vice President and Chief Financial Officer 10250 Constellation Boulevard Suite 1640 Los Angeles, CA 90067
Phone:	310-728-1021
Fax:	310-201-0498

FOR IMMEDIATE RELEASE

May 1, 2009

PACWEST BANCORP CORRECTS EARNINGS PER SHARE TO $0.04 FROM $0.05 FOR THE FIRST QUARTER OF 2009

—Net Earnings of $1.4 Million and Stockholders’ Equity Remain Unchanged—

San Diego, California . . . PacWest Bancorp (Nasdaq: PACW) today announced that it is correcting its reported earnings per share for the first quarter of 2009 to $0.04 per share from $0.05 per share, as previously reported on April 16, 2009.

The Company calculated its first quarter 2009 earnings per share under FASB Staff Position EITF 03-06-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities, that went into effect on January 1, 2009.  According to that pronouncement, the Company’s unvested shares of restricted stock are considered to be participating securities.  In calculating the earnings per share amount appearing in the Company’s press release of April 16, 2009, the Company allocated the excess of distributions over earnings to both outstanding common stock and unvested restricted stock.  According to guidance related to participating securities contained in Emerging Issues Task Force Issue 07-4, Application of the Two-Class Method under FASB Statement No. 128 to Master Limited Partnerships, the excess of distributions over earnings should not have been so allocated.

The correction to the earnings per share calculation did not affect the Company’s reported net earnings of $1.4 million for the quarter ended March 31, 2009, regulatory capital ratios or any other reported financial information.  Earnings per share for the first quarter of 2009 are calculated as follows:

In thousands except per share data

Basic earnings per share
Net earnings	$1,445
Less: earnings allocated to unvested restricted stock	(227)
Net earnings allocated to common shares	$1,218

Total weighted-average basic shares and unvested restricted stock outstanding	31,782.4
Less: weighted-average unvested restricted stock outstanding	(1,287.2)
Total weighted-average basic shares outstanding	30,495.2

Basic earnings per share	$0.04

Diluted earnings per share
Net earnings allocated to common shares	$1,218

Total weighted-average basic shares and unvested restricted stock outstanding	31,782.4
Add: stock options outstanding	0.5
Less: weighted-average unvested restricted stock outstanding	(1,287.2)
Total weighted-average diluted shares outstanding	30,495.7

Diluted earnings per share	$0.04

ABOUT PACWEST BANCORP

PacWest Bancorp is a bank holding company with $4.5 billion in assets as of March 31, 2009, with one wholly-owned banking subsidiary, Pacific Western Bank. Through 61 full-service community banking branches, Pacific Western provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses. Pacific Western’s branches are located in Los Angeles, Orange, Riverside, San Diego and San Bernardino Counties.  Through its subsidiary BFI Business Finance and its divisions First Community Financial and Pacific Western SBA Lending, Pacific Western also provides working capital financing to growing companies located throughout the Southwest, primarily in the states of Arizona, California and Texas. Additional information regarding PacWest Bancorp is available on the Internet at www.pacwestbancorp.com. Information regarding Pacific Western Bank is also available on the Internet at www.pacificwesternbank.com.

Contact information:

Vic Santoro, Executive Vice President and CFO, (310) 728-1021